UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of

the Securities Exchange Act of 1934

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☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to §240.14a-12

RTI SURGICAL, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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RTI SURGICAL, INC.

11621 RESEARCH CIRCLE

ALACHUA, FLORIDA 32615

Dear Stockholder:

You are cordially invited to attend a special meeting of stockholders of RTI Surgical, Inc., to be held on November 7, 2013 at 8:00 a.m., local time, at our headquarters, located at 11621 Research Circle, Alachua, Florida 32615. We are calling the special meeting to ask you to consider and vote on a proposal related to our Series A Convertible Preferred Stock, or “Series A Preferred,” which we sold to an affiliate of Water Street Healthcare Partners, or “Water Street,” a leading healthcare-focused private equity firm, for an aggregate purchase price of $50 million, in connection with our recent acquisition of Pioneer Surgical Technology, Inc., which we refer to as the “Pioneer acquisition.”

As previously announced, on July 16, 2013, we completed the Pioneer acquisition for approximately $130 million in cash. The Pioneer acquisition is intended to support our strategic initiatives to expand our current allograft and xenograft biologics with metals and synthetics implants, grow our direct distribution network and increase our global footprint. We financed the Pioneer acquisition, in part, by the sale of our Series A Preferred to Water Street. Water Street has a track record of leading transformational acquisitions that have created market-leading healthcare companies of greater long-term value, and Water Street also brings to us their expertise in integrating businesses to achieve synergies and maximize combined companies’ products and capabilities.

Prior stockholder approval of the issuance of the Series A Preferred to Water Street at the closing of the Pioneer acquisition was not required because the Series A Preferred was issued with limited conversion and voting rights. Under certain of these limitations, unless we obtain the stockholder approval sought at the special meeting, the Series A Preferred may not be converted into shares of our common stock in excess of 19.99% of the shares of our common stock outstanding on July 16, 2013, which we refer to as the “Conversion Cap,” and the aggregate voting power of the Series A Preferred cannot be greater than 19.99% of the aggregate voting power of the shares of our common stock outstanding on July 16, 2013, which we refer to as the “Voting Cap.”

At the special meeting, holders of shares of our common stock will be asked to consider and vote on a proposal to approve, in accordance with NASDAQ Listing Rules, the issuance of shares of our common stock upon conversion of the Series A Preferred in excess of 19.99% of our common stock outstanding prior to such issuance, which we refer to as the “Series A Preferred Stock Proposal.” Approval of the Series A Preferred Stock Proposal will have the effect of removing the Conversion Cap and the Voting Cap. Our Board of Directors unanimously recommends a vote “FOR” the Series A Preferred Stock Proposal.

If our stockholders do not approve the Series A Preferred Stock Proposal by January 12, 2014, the dividend rate on the Series A Preferred will increase from 6.00% to 12.00% per year and will remain at the increased rate until stockholders approve the Series A Preferred Stock Proposal.

Please read the accompanying proxy statement for information about the matters to be voted upon. Your vote is important. Whether or not you plan to attend the meeting in person, we urge you to submit your proxy as soon as possible via the internet, by telephone or by mailing the enclosed proxy card.

Very truly yours,

Brian K. Hutchison President and Chief Executive Officer

September 27, 2013

RTI SURGICAL, INC.

11621 Research Circle

Alachua, Florida 32615

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS

The special meeting of stockholders of RTI Surgical, Inc. will be held on November 7, 2013 at 8:00 a.m., local time, at our headquarters, located at 11621 Research Circle, Alachua, Florida 32615, for the following purposes:

(1)	to approve, under applicable NASDAQ Listing Rules, the issuance of shares of our common stock upon conversion of the Series A Convertible Preferred Stock in excess of 19.99% of our common stock outstanding prior to such issuance; and

(2)	to approve the adjournment of the special meeting, if necessary, to solicit additional proxies, in the event that there are not sufficient votes at the time of the special meeting to constitute a quorum or to approve the foregoing proposal.

The above items of business are more fully described in our proxy statement accompanying this notice. We are required to seek approval of the first proposal set forth above pursuant to the terms of the Investment Agreement, dated June 12, 2013, between us and WSHP Biologics Holdings, LLC (an affiliate of Water Street Healthcare Partners).

Our Board of Directors unanimously recommends a vote “FOR” the first proposal and, if necessary, the second proposal set forth above.

Only stockholders of record at the close of business on September 13, 2013 will be entitled to notice of and to vote at the special meeting or any adjournment or postponement thereof.

We cordially invite all stockholders to attend the special meeting in person. However, whether or not you plan to attend the special meeting in person, we urge you to read the accompanying proxy statement and return your proxy card or submit voting instructions as soon as possible. Please review the instructions in the proxy statement on how to vote your shares over the internet, by telephone, or by mailing the enclosed proxy card. Stockholders who attend the special meeting may revoke their proxy and vote their shares in person.

This notice and the accompanying proxy statement are sent by order of the Board of Directors.

Thomas F. Rose

Executive Vice President, Administration and Corporate Secretary

Alachua, Florida

September 27, 2013

Important Notice Regarding the Availability of Proxy Materials For the Special Meeting

of Stockholders To Be Held on November 7, 2013

This notice of special meeting of stockholders, the proxy statement and the form of proxy card are available free of charge at the following website: www.rtiproxy.com.

RTI SURGICAL, INC.

11621 Research Circle

Alachua, Florida 32615

PROXY STATEMENT

QUESTIONS AND ANSWERS

Our Board of Directors (the “Board”) is soliciting proxies for the special meeting of stockholders (the “Special Meeting”) of RTI Surgical, Inc. (the “Company,” “us” or “we”), or any adjournment or postponement thereof. The Special Meeting will be held on November 7, 2013 at 8:00 a.m., local time, at our headquarters, located at 11621 Research Circle, Alachua, Florida 32615.

The proxy materials, including this proxy statement and the proxy card or voting instruction card are first being distributed to stockholders and made available on our website at www.rtix.com under the headings “Investors/SEC Filings and Reports” on or about September 27, 2013. These materials are also available at www.rtiproxy.com in a manner that does not infringe on the anonymity of the person accessing such website.

Proxies will be solicited chiefly by mail; however, certain of our officers, directors, employees and agents, none of whom will receive additional compensation for their efforts, may solicit proxies by telephone or other personal contact. We will bear the cost of the solicitation of the proxies, including postage, printing and handling, and will reimburse the reasonable expenses of brokerage firms and others for forwarding material to beneficial owners of shares of our common stock, par value $0.001 per share (the “Common Stock”).

All properly executed written proxies that are delivered pursuant to this solicitation will be voted at the Special Meeting in accordance with the directions given in the proxy, unless the proxy is revoked prior to completion of voting at the Special Meeting.

Who is entitled to vote?

Only holders of record of the Common Stock as of the close of business on September 13, 2013 (the “Record Date”) are entitled to notice of and to vote at the Special Meeting. On the Record Date, there were outstanding 56,228,306 shares of Common Stock and 50,000 shares of Series A Convertible Preferred Stock, par value $0.001 per share (the “Series A Preferred”). The holders of our Series A Preferred are not eligible to vote on the matters described in this proxy statement. The holders of a majority of the outstanding shares of our Common Stock present in person or by proxy and entitled to vote will constitute a quorum at the Special Meeting (excluding treasury shares, which do not count for this purpose). Abstentions and broker “non-votes” are included in the determination of the number of shares present at the Special Meeting for quorum purposes.

What items of business will be voted on at the Special Meeting?

We are holding the Special Meeting in order to (1) approve, under applicable NASDAQ Listing Rules, the issuance of shares of our Common Stock upon conversion of the Series A Preferred in excess of 19.99% of our Common Stock outstanding prior to such issuance, which we refer to as the “Series A Preferred Stock Proposal” or “Proposal 1,” and (2) approve the adjournment of the Special Meeting, if necessary, to solicit additional proxies, in the event that there are not sufficient votes at the time of the Special Meeting to constitute a quorum or to approve the Series A Preferred Stock Proposal, which we refer to as “Proposal 2”.

What securities did the Company issue in the private placement?

In connection with our merger agreement with Pioneer Surgical Technology, Inc., we entered into an investment agreement, dated as of June 12, 2013 (the “Investment Agreement”), with WSHP Biologics Holdings,

LLC (“WSHP”), an affiliate of Water Street Healthcare Partners (a leading healthcare-focused private equity firm), pursuant to which we agreed to issue 50,000 shares of Series A Preferred to WSHP in a private placement (the “Private Placement”) at the closing of our acquisition of Pioneer Surgical Technology, Inc., which we refer to as the “Pioneer acquisition.” The Series A Preferred was sold to WSHP in the Private Placement on July 16, 2013 for an aggregate cash purchase price of $50 million, representing a per share purchase price of $1,000 for each share of the Series A Preferred. The proceeds of the Private Placement were used to partially fund the Pioneer acquisition.

The Series A Preferred is not convertible into shares of our Common Stock and has no voting rights prior to the date on which the Special Meeting is held. After the date of the Special Meeting, the Series A Preferred will be convertible, subject to the terms and conditions of the Certificate of Designation governing the Series A Preferred (the “Certificate of Designation”), at the initial conversion price of $4.39 per share, into approximately 11,389,522 shares of Common Stock, representing approximately 20.2% of our Common Stock outstanding immediately prior to the issuance of the Series A Preferred.

Why is the Company seeking stockholder approval of Proposal 1 (the Series A Preferred Stock Proposal)?

Our Common Stock is listed on the NASDAQ Global Market and, as a result, we are subject to NASDAQ’s Listing Rules. As described more fully below under Proposal 1 (the Series A Preferred Stock Proposal), the potential issuance of shares of our Common Stock upon conversion of the Series A Preferred implicates certain of the NASDAQ listing standards requiring prior stockholder approval in order to maintain our listing on the NASDAQ Global Market, including the following:

•	NASDAQ Listing Rule 5635(a) requires stockholder approval prior to the issuance of securities in connection with the acquisition of another company if such securities are not issued in a public offering and (A) have, or will have upon issuance, voting power equal to or in excess of 20% of the voting power outstanding before the issuance of common stock (or securities convertible into or exercisable for common stock); or (B) the number of shares of common stock to be issued is or will be equal to or in excess of 20% of the number of shares of common stock outstanding before the issuance of the stock or securities.

•	NASDAQ Listing Rule 5635(b) requires stockholder approval when any issuance or potential issuance will result in a “change of control” of the issuer (which may be deemed to occur if after a transaction a single investor or affiliated investor group acquires, or has the right to acquire, as little as 20% of the common stock (or securities convertible into or exercisable for common stock) or voting power of an issuer).

•	NASDAQ Listing Rule 5635(d) requires prior stockholder approval for the issuance, other than in a public offering, of common stock (or securities convertible into common stock) equal to 20% or more of the common stock or 20% or more of the voting power outstanding before the issuance for less than the greater of book or market value of the stock (which may apply if the conversion price is subject to certain types of anti-dilution adjustments).

In order to comply with NASDAQ Listing Rules, the Series A Preferred was issued with various limitations on its conversion and voting rights. For example, the Series A Preferred is not convertible into shares of our Common Stock and has no voting rights prior to the date on which the Special Meeting is held. In addition, unless and until we obtain stockholder approval of the Series A Preferred Stock Proposal, the Series A Preferred may not be converted into shares of our Common Stock in excess of 19.99% of the shares of our Common Stock outstanding on July 16, 2013, which we refer to as the “Conversion Cap,” and the aggregate voting power of the Series A Preferred cannot be greater than 19.99% of the aggregate voting power of the shares of our Common Stock outstanding on July 16, 2013, which we refer to as the “Voting Cap.”

As described more fully below under “Terms of the Series A Preferred Stock,” (i) the amount of any dividends on the Series A Preferred that are not paid in cash will be added to the liquidation preference of the

Series A Preferred and (ii) the Series A Preferred is subject to potential volume weighted price-adjustment provisions which, if triggered, could result in the conversion price thereof being reduced. Any increase in the liquidation preference of the Series A Preferred or any reduction in the conversion price of the Series A Preferred (including as a result of certain issuances of securities or other transactions in the future) would increase the number of shares of Common Stock due upon conversion of the Series A Preferred. Thus, the actual number of shares of Common Stock that will be issuable upon conversion of a share of the Series A Preferred and the actual conversion price will not be known until such conversion occurs. As a result, the issuance of our Common Stock to any holder of Series A Preferred that may be (i) deemed to exceed the share threshold constituting a “change of control” for purposes of Rule 5635(b) or (ii) issued at a conversion price deemed to be below the book or market value of our Common Stock on July 16, 2013 for purposes of NASDAQ Listing Rule 5635(d) requires your approval.

Pursuant to the terms of the Investment Agreement, we are required to seek stockholder approval, under applicable NASDAQ Listing Rules, of the issuance of the Series A Preferred with the rights and privileges described in the Certificate of Designation for the purpose of terminating the effectiveness of the Conversion Cap and the Voting Cap.

We seek your approval of the Series A Preferred Stock Proposal in order to ensure compliance with the applicable NASDAQ Listing Rules and to satisfy our obligations under the Investment Agreement.

Will the approval of the Series A Preferred Stock Proposal be dilutive to existing holders of the Common Stock?

The Series A Preferred currently contains a limitation on the maximum number of shares of Common Stock issuable upon conversion of the Series A Preferred, referred to as the Conversion Cap, such that absent stockholder approval of the Series A Preferred Stock Proposal, the Series A Preferred may not be converted into more than approximately 11,257,767 shares of Common Stock, representing approximately 19.99% of the Common Stock outstanding immediately prior to the issuance of the Series A Preferred. Approval of the Series A Preferred Stock Proposal may be dilutive to existing stockholders because such approval will allow the holder(s) of the Series A Preferred to convert their shares of Series A Preferred into shares of Common Stock in excess of the Conversion Cap, which could result in additional shares being issuable upon conversion of the Series A Preferred. The actual number of shares of Common Stock that will be issuable upon conversion of a share of the Series A Preferred will not be known until such conversion occurs and may be in excess of the Conversion Cap. As described more fully below under “Terms of the Series A Preferred Stock,” (i) the amount of any dividends on the Series A Preferred that are not paid in cash will be added to the liquidation preference of the Series A Preferred and (ii) the Series A Preferred is subject to potential volume weighted price-adjustment provisions which, if triggered, could result in the conversion price thereof being reduced. Any increase in the liquidation preference of the Series A Preferred or reduction in the conversion price of the Series A Preferred (including as a result of certain issuances of securities or other transactions in the future) would increase the number of shares of Common Stock due upon conversion of the Series A Preferred.

How does the Board recommend that I vote on the Series A Preferred Stock Proposal?

The Board unanimously recommends that our stockholders vote “FOR” this proposal. The Board approved the Private Placement to help fund the Pioneer acquisition. The Pioneer acquisition is intended to support our strategic initiatives to expand our current allograft and xenograft biologics with metals and synthetics implants, grow our direct distribution network and increase our global footprint. After the date on which the Special Meeting is held, the Series A Preferred issued to WSHP in the Private Placement will be convertible into shares of Common Stock at the initial conversion price of $4.39 per share. This conversion price represents a 10% premium over the 90-day average price of our Common Stock prior to signing of the Investment Agreement and a premium over the price of our Common Stock as of the date of this proxy statement.

The Board believes that the approval of the Series A Preferred Stock Proposal is favorable to the Company because if our stockholders do not approve the Series A Preferred Stock Proposal by January 12, 2014 (180 days following the date of issuance of the Series A Preferred), the dividend rate on the Series A Preferred will increase from 6.00% per year to 12.00% per year and will remain at the increased rate until stockholders approve the Series A Preferred Stock Proposal. A dividend rate increase on the Series A Preferred could cause the Company to have less cash and borrowing availability to fund our ongoing and future operations and business plans, which could have a material effect on the Company’s results of operations. Additionally, because dividends or distributions may not be made to our common stockholders, except in limited scenarios, until all dividends with respect to the Series A Preferred have been paid, and because the Series A Preferred (including dividends on the Series A Preferred) is senior to our Common Stock in terms of liquidation preference, an increase in the dividend rate could have a direct economic impact to our common stockholders (although we have never paid dividends on our Common Stock and have no present plans to do so).

In the event the Series A Preferred Stock Proposal is not approved by our stockholders at the Special Meeting, we agreed to use our reasonable best efforts to obtain stockholder approval of the Series A Preferred Stock Proposal as soon as practicable thereafter. We also agreed to use our reasonable best efforts to solicit from our stockholders proxies in favor of the Series A Preferred Stock Proposal and to obtain stockholder approval of the Series A Preferred Stock Proposal at each meeting of our stockholders until such stockholder approval has been obtained. The obligation to call additional meetings of our stockholders will result in incremental cash expenses payable by the Company. In addition, preparations for, and the conduct of, such meetings will result in a distraction to members of our management team from the ongoing operation of our business.

Are holders of Series A Preferred eligible to vote on the proposals?

No. Holders of Series A Preferred are not eligible to vote on the proposals at the Special Meeting. If Proposal 1 (the Series A Preferred Stock Proposal) is not approved at this Special Meeting, following this Special Meeting the Series A Preferred will vote together with the Common Stock on an as-converted basis; however, no holder of Series A Preferred may vote (i) more than 19.99% of the shares of our Common Stock outstanding immediately prior to the date of issuance of the Series A Preferred or (ii) on the Series A Preferred Stock Proposal at any meeting of our stockholders held after this Special Meeting.

How will the Company’s significant stockholders vote their shares at the Special Meeting?

As described above, Water Street, as the holder of the Series A Preferred, is not eligible to vote on the proposals at the Special Meeting. We do not know how any other significant stockholders intend to vote their shares at the Special Meeting.

What will happen if our stockholders do not approve the Series A Preferred Stock Proposal?

In accordance with the NASDAQ Listing Rules, after this Special Meeting, regardless of whether the Series A Preferred Stock Proposal is approved by our stockholders, Water Street will have the right to convert and vote its shares of Series A Preferred up to the Conversion Cap and Voting Cap (or an amount equal to 11,257,767 shares of Common Stock out of the 11,389,522 shares of Common Stock that would be issuable upon full conversion of the Series A Preferred and eligible for Water Street to vote if the Series A Preferred were not subject to the Conversion Cap and Voting Cap).

Until the Series A Preferred Stock Proposal is approved, the Series A Preferred will remain subject to the Conversion Cap and Voting Cap. In addition, if our stockholders do not approve the Series A Preferred Stock Proposal by 180 days following the date of issuance of the Series A Preferred, the dividend rate on the Series A Preferred will increase from 6.00% per year to 12.00% per year and will remain at the increased rate until our stockholders approve the Series A Preferred Stock Proposal.

In the event the Series A Preferred Stock Proposal is not approved by our stockholders at the Special Meeting, we agreed to use our reasonable best efforts to obtain stockholder approval of the Series A Preferred Stock Proposal as soon as practicable thereafter. We also agreed to use our reasonable best efforts to solicit from our stockholders proxies in favor of the Series A Preferred Stock Proposal and to obtain stockholder approval of the Series A Preferred Stock Proposal at each meeting of our stockholders until such stockholder approval has been obtained.

What is the vote required to approve the proposals?

The favorable vote of a majority of the votes cast by the holders of the shares of Common Stock voting in person or by proxy at the Special Meeting will be required for the approval of both proposals before the Special Meeting.

How can I vote my shares?

In person. Shares held in your name as the stockholder of record may be voted by you in person at the Special Meeting. Shares held beneficially in street name may be voted by you in person at the Special Meeting only if you obtain a legal proxy from the broker, trustee or nominee that holds your shares giving you the right to vote the shares. Even if you plan to attend the Special Meeting, we recommend that you also submit your proxy or voting instructions as described below so that your vote will be counted if you later decide not to attend the meeting.

By proxy. Whether you hold shares directly as the stockholder of record or beneficially in street name, you may direct how your shares are voted without attending the Special Meeting. If you are a stockholder of record, you may vote by submitting a proxy by one of the methods described below. If you hold shares beneficially in street name, you may vote by submitting voting instructions to your broker, trustee or nominee. For directions on how to vote, please refer to the instructions below and those included on your proxy card or, for shares held beneficially in street name, the voting instruction card provided by your broker, trustee or nominee.

•	By Internet—Stockholders of record of our Common Stock with internet access may submit proxies by following the “Vote by Internet” instructions on their proxy cards at any time until 11:59 p.m. eastern time on November 6, 2013. Most stockholders who hold shares beneficially in street name may vote by accessing the web site specified on the voting instruction cards provided by their brokers, trustees or nominees. Please check the voting instruction card for internet voting availability.

•	By Telephone—Stockholders of record of our Common Stock who live in the United States or Canada may submit proxies by following the “Vote by Phone” instructions on their proxy cards at any time until 11:59 p.m. eastern time on November 6, 2013. Most stockholders who hold shares beneficially in street name and live in the United States or Canada may vote by phone by calling the number specified on the voting instruction cards provided by their brokers, trustees or nominees. Please check the voting instruction card for telephone voting availability.

•	By Mail—Stockholders of record of our Common Stock may submit proxies by completing, signing and dating their proxy cards and mailing them in the accompanying pre-addressed envelopes. Proxy cards submitted by mail must be received by the time of the meeting in order for your shares to be voted. Stockholders who hold shares beneficially in street name may vote by mail by completing, signing and dating the voting instruction cards provided by their brokers, trustees or nominees and mailing them in the accompanying pre-addressed envelopes.

Can I change my vote or revoke my proxy?

You may revoke the authority granted by the execution of a proxy at any time before the effective exercise of the powers conferred by that proxy by: (1) filing with our Secretary a written notice of revocation or a duly executed proxy bearing a later date, or (2) voting in person at the Special Meeting. Attendance by a stockholder at the Special Meeting will not itself revoke his or her proxy. If you hold your shares in the name of a bank, broker or other nominee, you should follow the instructions provided by your bank, broker or nominee in revoking your previously granted proxy.

What if I am a beneficial owner and do not give voting instructions to my broker?

“Broker non-votes” are shares held by brokers or nominees which are present in person or represented by proxy, but which are not voted on a particular matter because instructions have not been received from the beneficial owner. Under the rules of the Financial Industry Regulatory Authority, member brokers generally may not vote shares held by them in street name for customers unless they are permitted to do so under the rules of any national securities exchange of which they are a member.

The Series A Preferred Stock Proposal is a non-discretionary item and may not be voted on by brokers, banks or other nominees who have not received specific voting instructions from beneficial owners. Although they are included in determining whether a quorum is present, broker non-votes and abstentions are not considered votes cast on the matters before the meeting and neither will have an effect on the voting for these proposals. As a beneficial owner, in order to ensure your shares are voted in the way you would like, you must provide voting instructions to your bank, broker or other nominee by the deadline provided in the materials you receive from your bank, broker or other nominee.

Proposal 2, relating to the adjournment of the Special Meeting, is a matter on which brokers holding stock for the accounts of their clients who have not been given specific voting instructions are allowed to vote their client shares.

Where can I find the voting results of the Special Meeting?

We will announce preliminary voting results at the Special Meeting. Voting results will also be disclosed on a Form 8-K filed with the SEC within four business days after the Special Meeting, which will be available on our website.

What will happen if the Special Meeting is adjourned?

If the Special Meeting is adjourned to solicit additional proxies, we would intend to reconvene the Special Meeting as soon as reasonably practical thereafter. In accordance with our Bylaws, if the adjournment is for more than 30 days, or if after the adjournment a new record date is fixed for the adjourned meeting, a notice of the adjourned meeting shall be given to each stockholder of record entitled to vote at the meeting. Your proxy will still be effective and may be voted at the reconvened Special Meeting. You will still be able to change or revoke your proxy until it is voted.

PROPOSAL 1—

APPROVE, UNDER APPLICABLE NASDAQ LISTING RULES, THE ISSUANCE

OF SHARES OF OUR COMMON STOCK UPON CONVERSION OF THE

SERIES A CONVERTIBLE PREFERRED STOCK IN EXCESS OF 19.99% OF

OUR COMMON STOCK OUTSTANDING PRIOR TO SUCH ISSUANCE

NASDAQ Listing Requirements and the Necessity of Stockholder Approval

Because our Common Stock is listed on the NASDAQ Global Market, we are subject to the NASDAQ’s Listing Rules. The potential issuance of the shares of our Common Stock upon conversion of the Series A Preferred implicates certain of the NASDAQ listing standards requiring prior stockholder approval in order to maintain our listing on the NASDAQ Global Market, including the following:

•	NASDAQ Listing Rule 5635(a) requires stockholder approval prior to the issuance of common stock (or securities convertible into or exercisable for common stock) in connection with the acquisition of another company if such securities are not issued in a public offering and (A) have, or will have upon issuance, voting power equal to or in excess of 20% of the voting power outstanding before the issuance of common stock (or securities convertible into or exercisable for common stock); or (B) the number of shares of common stock to be issued is or will be equal to or in excess of 20% of the number of shares of common stock outstanding before the issuance of the stock or securities.

•	NASDAQ Listing Rule 5635(b) requires stockholder approval when any issuance or potential issuance will result in a “change of control” of the issuer. NASDAQ has not adopted any rule on what constitutes a “change of control” for purposes of Rule 5635(b); however, NASDAQ has previously indicated that the acquisition of, or right to acquire, by a single investor or affiliated investor group, as little as 20% of the common stock (or securities convertible into or exercisable for common stock) or voting power of an issuer after a transaction could constitute a change of control.

•	NASDAQ Listing Rule 5635(d) requires prior stockholder approval for the issuance, other than in a public offering, of common stock (or securities convertible into common stock) equal to 20% or more of the common stock or 20% or more of the voting power outstanding before the issuance for less than the greater of book or market value of the stock. Even if securities are issued at a premium to the then current market price of the common stock, this rule will apply if the conversion price is subject to certain types of anti-dilution adjustments.

In order to comply with applicable NASDAQ Listing Rules, the Series A Preferred was issued with limited conversion and voting rights, including the following:

•	No Conversion or Voting Rights Prior to Special Meeting. The Series A Preferred is not convertible into shares of our Common Stock and has no voting rights prior to the date on which the Special Meeting is held. These limitations will no longer apply to the Series A Preferred after the date on which the Special Meeting is held, whether or not our stockholders approve this Proposal at the Special Meeting. Accordingly, after the date of the Special Meeting, the Series A Preferred will be convertible into shares of our Common Stock at an initial conversion price of $4.39 per share and will have voting rights (subject to the Conversion Cap and Voting Cap described below, if the Series A Preferred Stock Proposal is not approved by our stockholders).

•	Conversion Cap and Voting Cap. Until our stockholders approve the Series A Preferred Stock Proposal, the Series A Preferred may not be converted into shares of our Common Stock in excess of 19.99% of the shares of our Common Stock outstanding on July 16, 2013, which we refer to as the “Conversion Cap,” and the aggregate voting power of the Series A Preferred cannot be greater than 19.99% of the aggregate voting power of the shares of our Common Stock outstanding on July 16, 2013, which we refer to as the “Voting Cap.”

As described more fully below under “Terms of the Series A Preferred Stock,” (i) the amount of any dividends on the Series A Preferred that are not paid in cash will be added to the liquidation preference of the Series A Preferred and (ii) the Series A Preferred is subject to potential volume weighted price-adjustment provisions which, if triggered, could result in the conversion price thereof being reduced. Any increase in the liquidation preference of the Series A Preferred or any reduction in the conversion price of the Series A Preferred (including as a result of certain issuances of securities or other transactions in the future) would increase the number of shares of Common Stock due upon conversion of the Series A Preferred. Thus, the actual number of shares of Common Stock that will be issuable upon conversion of a share of the Series A Preferred and the actual conversion price will not be known until such conversion occurs. As a result, the issuance of our Common Stock to any holder of Series A Preferred that may be (i) deemed to exceed the share threshold constituting a “change of control” for purposes of Rule 5635(b) or (ii) at a conversion price deemed to be below the book or market value of our Common Stock on July 16, 2013 for purposes of NASDAQ Listing Rule 5635(d) requires your approval.

Pursuant to the terms of the Investment Agreement, we are required to seek stockholder approval, under applicable NASDAQ Listing Rules, of the issuance of the Series A Preferred with the rights and privileges described in the Certificate of Designation for the purpose of terminating the effectiveness of the Conversion Cap and the Voting Cap.

We seek your approval of the Series A Preferred Stock Proposal in order to ensure compliance with the applicable NASDAQ Listing Rules and to satisfy our obligations under the Investment Agreement.

Background

Private Placement of Series A Preferred Stock

Pursuant to the Investment Agreement, we agreed to issue and sell to WSHP 50,000 shares of a newly created series of preferred stock, designated “Series A Convertible Preferred Stock,” par value $0.001 per share, which we refer to as the “Series A Preferred.” Subject to certain conditions as described below, the Series A Preferred is convertible into authorized but unissued shares of our Common Stock. The Series A Preferred was sold to WSHP at the closing of the Private Placement under the Investment Agreement on July 16, 2013 for an aggregate cash purchase price of $50 million, representing a per share purchase price of $1,000 for each share of the Series A Preferred. The proceeds of the Private Placement were used to partially fund the Pioneer acquisition.

In the Investment Agreement, we agreed to use our reasonable best efforts to hold as soon as reasonably practicable following the issuance of the Series A Preferred a meeting of our stockholders to vote on the approval of the Series A Preferred Stock Proposal. In the event that we do not obtain stockholder approval of the Series A Preferred Stock Proposal at the Special Meeting, then we agreed to use our reasonable best efforts to obtain such stockholder approval as soon as practicable thereafter, and until such stockholder approval has been obtained, we agreed to use our reasonable best efforts to obtain stockholder approval of the Series A Preferred Stock Proposal at each meeting of our stockholders occurring after the issuance of the Series A Preferred.

Under the terms of the Investment Agreement, without the prior written consent of independent members of the Board and until the earliest to occur of (a) May 21, 2014 and (b) our entering into an agreement providing for a Combination (as defined in the Investment Agreement) or (c) the date on which a tender offer that would constitute a Combination is made, subject in each case to certain exceptions, WSHP will be bound to a customary standstill provision, pursuant to which WSHP is generally prohibited from, among other actions: (1) purchasing or otherwise acquiring direct or beneficial ownership of any additional equity securities of the Company; (2) making, or in any way participating, directly or indirectly, in any solicitation of proxies to vote, or seeking to advise or influence any person with respect to the voting of any voting securities of the Company; (3) forming, joining, or in any way participating in a “group” (as defined in the U.S. Securities Exchange Act of 1934) with respect to the equity securities of the Company; (4) entering into or facilitating any merger, business combination, recapitalization, restructuring or other extraordinary transaction involving the Company; (5) disclosing any intention, plan or arrangement prohibited by, or inconsistent with, the foregoing or (6) advising, assisting or encouraging or entering into any discussions, negotiations, agreements or arrangements with any other persons in connection with the foregoing. Additionally, until May 21, 2014, WSHP is prohibited from requesting that the Company or any of its representatives amend the standstill provisions in the Investment Agreement and from taking any action that would require the Company to make a public announcement regarding the possibility of a merger, business combination, recapitalization, restructuring or other extraordinary transaction.

Terms of the Series A Preferred Stock

In connection with the issuance of the Series A Preferred at the closing of the Private Placement under the Investment Agreement, we filed a Certificate of Designation of Series A Convertible Preferred Stock (the “Certificate of Designation”) creating the Series A Preferred and establishing the designations, preferences, and other rights of the Series A Preferred.

Ranking. The Series A Preferred ranks senior to our Common Stock with respect to dividend rights and rights on liquidation, winding up, and dissolution.

Conversion Rights. The Series A Preferred is not convertible into shares of our Common Stock prior to the first vote of our stockholders with respect to the Series A Preferred Stock Proposal (i.e., prior to this Special Meeting). If the Series A Preferred Stock Proposal is approved at this Special Meeting, the Series A Preferred may be converted in full or in part, from time to time and at any time, by the holder thereof into a number of shares of Common Stock equal to the quotient determined by dividing (i) the sum of the Liquidation Preference, plus all accrued and unpaid dividends on such shares of Series A Preferred by (ii) the conversion price then in effect (the “Conversion Formula”). If the Series A Preferred Stock Proposal is not approved at this Special Meeting, the Series A Preferred will be convertible into shares of our Common Stock in accordance with the Conversion Formula, but will remain subject to the Conversion Cap (i.e., unless and until our stockholders approve the Series A Preferred Stock Proposal, the Series A Preferred may not be converted into shares of our Common Stock in excess of 19.99% of the number of shares of our Common Stock outstanding on July 16, 2013). The initial conversion price of the Series A Preferred is $4.39 per share.

The Series A Preferred will be convertible at our election at any date after the earliest to occur of (i) the date, if any, the average closing price of the Common Stock for a 20 consecutive day period exceeds $7.98 and (ii) July 16, 2018, into a number of shares of Common Stock equal to the quotient determined by the Conversion Formula.

Conversion Price and Price Adjustment Provisions. The conversion price of the Series A Preferred is subject to customary volume weighted price-adjustment provisions which, if triggered, could result in the then-current conversion price per share being reduced (including a reduction in the initial conversion price of $4.39 per share to an amount that is less than the greater of the book or market value of our Common Stock immediately before the closing of the Private Placement on July 16, 2013). For example, this would occur in the event of certain issuances of our Common Stock or other convertible securities at prices lower than the then-current conversion price for the Series A Preferred or certain other transactions described in the Certificate of Designation.

Dividends. The holders of the Series A Preferred are entitled to dividends at an annual rate of 6.00% on the sum of the then applicable liquidation preference (the “Liquidation Preference”), plus all accrued and unpaid dividends on the Series A Preferred. The initial Liquidation Preference is set at $1,000 per share of Series A Preferred. Dividends on the Series A Preferred are payable in cash on a quarterly basis when, as, and if declared by the Board. To the extent dividends are not paid in cash in any quarter, the dividends which have accrued on each outstanding share of Series A Preferred during such three-month period shall be accumulated and shall be added to the Liquidation Preference with respect to such share of Series A Preferred until paid in cash.

Increased Dividend Rate. In the event we fail to obtain stockholder approval of the Series A Preferred Stock Proposal by January 12, 2014 (180 days following the date of issuance of the Series A Preferred), the dividend rate on the Series A Preferred will increase from 6.00% per year to 12.00% per year and will remain at the increased rate until our stockholders approve the Series A Preferred Stock Proposal.

Redemption Rights. Beginning on July 16, 2018, we may, upon 30 days’ notice, redeem the Series A Preferred, in whole or in part, at the Liquidation Preference, plus all accrued and unpaid dividends on the shares of Series A Preferred being redeemed. At the earlier of a change of control of the Company and July 16, 2020, the holders of the Series A Preferred may require us to redeem their Series A Preferred, in whole or in part, at the Liquidation Preference, plus all accrued and unpaid dividends on the shares of Series A Preferred being redeemed.

Director Designation Rights. So long as shares of the Series A Preferred are outstanding and the Preferred Percentage (defined below) equals or exceeds 5%, the holders of Series A Preferred, voting as a separate class, are entitled to elect a number of directors (the “Preferred Directors”) to the Board equal to the product of (i) the Preferred Percentage, and (ii) the total number of directors on the Board, including the number of Preferred Directors appointed or appointable to the Board; provided, that if such product is not a whole number, then the number of Preferred Directors shall be the next whole number larger than such product. In no event will the number of directors appointable to the Board by the holders of the Series A Preferred exceed two at any time. The “Preferred Percentage” is defined as (i) the number of shares of Common Stock issuable upon the conversion of all of the outstanding Series A Preferred (without regard to any restrictions on conversion), plus the number of shares of Common Stock that were issued pursuant to the conversion of any Series A Preferred, divided by (ii) the number of issued and outstanding shares of Common Stock, plus the number of shares of Common Stock issuable upon conversion of the Series A Preferred (without regard to any restrictions on conversion).

Voting Rights. No holder of Series A Preferred may vote on any matters (except as required by law) prior to the first vote of our stockholders with respect to the Series A Preferred Stock Proposal (i.e., prior to the Special Meeting). If the Series A Preferred Stock Proposal is approved at this Special Meeting, the Series A Preferred will vote together with the Common Stock on an as-converted basis upon all matters upon which holders of Common Stock have the right to vote, such votes to be counted together with the Common Stock and not separately as a class. If the Series A Preferred Stock Proposal is not approved at this Special Meeting, the Series A Preferred will vote together with the Common Stock on an as-converted basis, however, no holder of Series A Preferred may vote (i) more than 19.99% of the shares of Common Stock outstanding on July 16, 2013 (i.e., subject to the Voting Cap) until the Series A Preferred Stock Proposal has been approved or (ii) on the Series A Preferred Stock Proposal at any meeting of our stockholders held after this Special Meeting. In no event will the holders of shares of Series A Preferred be entitled to cast votes for the number of shares of Common Stock issuable upon conversion of the Series A Preferred that exceeds the quotient of (i) the aggregate purchase price paid for such shares of Series A Preferred, divided by (ii) $4.17 (the closing trading price of the Common Stock on the day immediately prior to the date of issuance of the Series A Preferred).

Consent Rights. So long as shares of the Series A Preferred are outstanding and the Preferred Percentage equals or exceeds 10%, the Series A Preferred has certain consent rights, which rights, among others, require us to seek written consent from the holders of a majority of the shares of Series A Preferred before taking certain actions, including: (i) liquidating, dissolving or winding up the Company (whether voluntary or involuntary), (ii) amending, modifying or supplementing any provision of the Certificate of Incorporation or Bylaws that would have a material adverse effect on any right, preference, privilege or voting power of the Series A Preferred or the holders thereof, (iii) changing the size of the Board; and (iv) amending, modifying or supplementing any agreement, transaction, commitment or arrangement with any of our affiliates, except for customary employment arrangements and benefit programs. In addition, so long as shares of the Series A Preferred are outstanding, without the prior written consent of the holders of a majority of the shares of Series A Preferred, we will not, nor will we permit any subsidiary to, redeem, purchase or otherwise acquire directly or indirectly any junior securities (including our Common Stock), nor will we directly or indirectly declare or pay any dividend or make any distribution upon any junior securities (including our Common Stock).

Liquidation. Upon any liquidation, dissolution or winding up of the affairs of the Company, whether voluntary or involuntary, holders of the Series A Preferred shall be entitled to receive for each share of Series A Preferred, out of the assets of the Company available for distribution to the Company’s stockholders, before any distribution of such assets is made to the holders of junior stock, including the Common Stock, an amount equal to the greater of (1) the sum of the Liquidation Preference, plus all accrued and unpaid dividends on such shares of Series A Preferred and (2) the per share amount of all cash and other property to be distributed in respect of our Common Stock such holder would have been entitled to had it converted such Preferred Stock (without regard to any limits on conversion) immediately prior to the date fixed for such liquidation, dissolution or winding up of the Company.

Investor Rights Agreement

In connection with the closing of the sale of our Series A Preferred, we entered into an Investor Rights Agreement, dated July 16, 2013, with WSHP (the “Investor Rights Agreement”).

Registration Rights. We have agreed to file a registration statement covering the resale of our Common Stock issuable to WSHP upon conversion of its shares of Series A Preferred, and WSHP will have demand registration rights and piggyback registration rights under certain circumstances. We have agreed to pay all expenses resulting from our obligation to register the shares issuable upon conversion of the Series A Preferred.

Director Nomination Rights. If WSHP is no longer entitled to designate a Board member pursuant to the Certificate of Designation, then, for so long as WSHP continues to beneficially own 5% or more of our Common Stock directly or on an as-converted basis, WSHP shall be entitled to nominate up to two directors to the Board, proportionate with WSHP’s ownership percentage.

Consent Rights. So long as WSHP beneficially owns 10% or more of our Common Stock directly or on an as converted basis, WSHP has certain consent rights, which rights, among others, require the Company to seek written consent from the WSHP before taking certain actions, including: (i) liquidating, dissolving or winding up the Company (whether voluntary or involuntary), (ii) amending, modifying or supplementing any provision of the Certificate of Incorporation or Bylaws that would have a material adverse effect on any right, preference, privilege or voting power of the Series A Preferred or the holders thereof, (iii) changing the size of the Board; and (iv) amending, modifying or supplementing any agreement, transaction, commitment or arrangement with any of our affiliates, except for customary employment arrangements and benefit programs.

Preemptive Rights. Subject to various exceptions, WSHP has customary preemptive rights in the event we offer securities to any person or entity, entitling WSHP to participate in any such offering in proportion to the percentage of our Common Stock on an as converted basis held by WSHP at the time of the offering.

Information Rights. So long as WSHP continues to beneficially own 5% or more of our Common Stock directly or on an as converted basis, we will provide WSHP with customary information rights, including providing WSHP with (a) unaudited monthly and unaudited quarterly financial statements, (b) audited annual financial statements, (c) a copy of our financial plan prior to the beginning of each fiscal year and any Board-approved revisions thereof and (d) other information as WSHP reasonably requests that is consistent with materials otherwise provided to members of the Board.

Management Rights Letter

In connection with the closing of the sale of our Series A Preferred, we entered into a management rights letter, dated as of July 16, 2013 with WSHP and Water Street Healthcare Partners II, L.P., the managing member of WSHP, which we refer to as the “Fund,” pursuant to which WSHP delegated to the Fund its Board nomination, information and consent rights granted to WSHP pursuant to the Investor Rights Agreement. Additionally, WSHP has delegated to the Fund WSHP’s rights, as the sole holder of Series A Preferred, to appoint directors to the Board granted to WSHP pursuant to the Certificate of Designation.

Interests of Directors in the Matters Being Voted Upon

The initial Preferred Directors designated by WSHP were Ned H. Villers and Curt M. Selquist, who we were required to appoint to the Board as a condition to the closing of the Private Placement. The Fund is the managing member of WSHP. Ned H. Villers and Curt M. Selquist serve as partners of the general partner of the Fund.

Board Recommendation

The Board has determined that the Series A Preferred Stock Proposal is in the best interests of the Company and its stockholders and unanimously recommends that stockholders vote “FOR” for the Series A Preferred Stock Proposal.

Reasons for the Board Recommendation

The Pioneer acquisition is intended to support our strategic initiatives to expand our current allograft and xenograft biologics with metals and synthetics implants, grow our direct distribution network and increase our global footprint. After the date on which the Special Meeting is held, the Series A Preferred issued to WSHP in the Private Placement will be convertible into shares of Common Stock at the initial conversion price of $4.39 per share. This conversion price represents a 10% premium over the 90-day average price of our Common Stock prior to signing of the Investment Agreement and a premium over the price of our Common Stock as of the date of this proxy statement.

In accordance with the NASDAQ Listing Rules, after this Special Meeting, regardless of whether the Series A Preferred Stock Proposal is approved by our stockholders, Water Street will have the right to convert and vote its shares of Series A Preferred up to the Conversion Cap and Voting Cap (or an amount equal to 11,257,767 shares of Common Stock out of the 11,389,522 shares of Common Stock that would be issuable upon full conversion of the Series A Preferred and eligible for Water Street to vote if the Series A Preferred were not subject to the Conversion Cap and Voting Cap).

The Board believes that the approval of the Series A Preferred Stock Proposal is favorable to the Company because if our stockholders do not approve the Series A Preferred Stock Proposal by January 12, 2014 (180 days following the date of issuance of the Series A Preferred), the dividend rate on the Series A Preferred will increase from 6.00% per year to 12.00% per year and will remain at the increased rate until stockholders approve the Series A Preferred Stock Proposal. A dividend rate increase on the Series A Preferred could cause the Company to have less cash and borrowing availability to fund our ongoing and future operations and business plans, which could have a material effect on our results of operations. Additionally, because dividends or distributions may not be made to our common stockholders, except in limited scenarios, until all dividends with respect to the Series A Preferred have been paid, and because the Series A Preferred (including dividends on the Series A Preferred) is senior to our Common Stock in terms of Liquidation Preference, an increase in the dividend rate could have a direct economic impact to our common stockholders (although we have never paid dividends on our Common Stock and have no present plans to do so).

In the event the Series A Preferred Stock Proposal is not approved by our stockholders at the Special Meeting, we agreed to use our reasonable best efforts to obtain stockholder approval of the Series A Preferred Stock Proposal as soon as practicable thereafter. We also agreed to use our reasonable best efforts to solicit from our stockholders proxies in favor of the Series A Preferred Stock Proposal and to obtain stockholder approval of the Series A Preferred Stock Proposal at each meeting of our stockholders until such stockholder approval has been obtained. The obligation to call additional meetings of our stockholders will result in incremental cash expenses payable by the Company. In addition, preparations for, and the conduct of, such meetings will result in a distraction to members of our management team from the ongoing operation of our business.

Certain Consequences of Not Approving the Series A Preferred Stock Proposal at the Special Meeting

Until the Series A Preferred Stock Proposal is approved, the Series A Preferred will remain subject to the Conversion Cap and Voting Cap. Accordingly, Water Street will have the right to convert and vote its shares of Series A Preferred in an amount equal to 11,257,767 shares of Common Stock out of the 11,389,522 shares of Common Stock that would be issuable upon full conversion of the Series A Preferred and eligible for Water Street to vote if the Series A Preferred were not subject to the Conversion Cap and Voting Cap.

In addition, if our stockholders do not approve the Series A Preferred Stock Proposal by January 12, 2014 (180 days following the date of issuance of the Series A Preferred), the dividend rate on the Series A Preferred will increase from 6.00% per year to 12.00% per year and will remain at the increased rate until our stockholders approve the Series A Preferred Stock Proposal.

In the event the Series A Preferred Stock Proposal is not approved by our stockholders at the Special Meeting, we agreed to use our reasonable best efforts to obtain stockholder approval of the Series A Preferred Stock Proposal as soon as practicable thereafter. We also agreed to use our reasonable best efforts to solicit from our stockholders proxies in favor of the Series A Preferred Stock Proposal and to obtain stockholder approval of the Series A Preferred Stock Proposal at each meeting of our stockholders until such stockholder approval has been obtained.

Vote Required

The approval of the Series A Preferred Stock Proposal requires the affirmative vote of a majority of the total votes cast on this proposal at the Special Meeting, either in person or by proxy. Although they are included in determining whether a quorum is present, broker non-votes and abstentions are not considered votes cast on the matters before the meeting and neither will have an effect on the voting for these proposals.

The Board of Directors unanimously recommends a vote “FOR” the proposal to approve, under applicable NASDAQ Listing Rules, the issuance of shares of our

Common Stock upon conversion of the Series A Convertible Preferred Stock in excess of 19.99% of our Common Stock outstanding prior to such issuance.

PROPOSAL 2—

APPROVAL OF THE ADJOURNMENT OF THE SPECIAL MEETING, IF NECESSARY,

IN THE EVENT THAT THERE ARE NOT SUFFICIENT VOTES AT THE TIME OF THE

SPECIAL MEETING TO CONSTITUTE A QUORUM OR TO APPROVE PROPOSAL 1

If it becomes necessary to establish a quorum or to obtain additional votes in favor of the Series A Preferred Stock Proposal, a motion may be made to adjourn the Special Meeting to a later time to permit further solicitation of proxies. If such a motion to adjourn is made, adjournment will require the affirmative vote of the holders of a majority of the shares of Common Stock represented at the meeting and entitled to vote, even if a quorum is not present or represented at the Special Meeting.

The Board of Directors unanimously recommends a vote “FOR” the proposal to approve the adjournment of the Special Meeting, if necessary, in the event that there are not sufficient votes at the time of the Special Meeting to constitute a quorum or to approve Proposal 1.

SECURITIES OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND

MANAGEMENT

The following table sets forth information as of September 13, 2013 regarding the beneficial ownership of our Common Stock by: (1) each person known by us to own beneficially more than 5% of our outstanding Common Stock; (2) each of our directors; (3) each executive officer; and (4) all of our directors and executive officers as a group. Except as otherwise specified, the named beneficial owner has the sole voting and investment power over the shares listed. Unless otherwise indicated, the address of the beneficial owner is: c/o RTI Surgical, Inc., 11621 Research Circle, Alachua, Florida 32615.

	Amount and Nature of Beneficial Ownership (1)
Name and Address of Beneficial Owner	Number	Percent
Brian K. Hutchison (2)	690,400	1.2
Robert P. Jordheim (3)	215,687	*
Thomas F. Rose (4)	364,033	*
Roger W. Rose (5)	301,687	*
Caroline A. Hartill (6)	348,000	*
Dean H. Bergy (7)	84,078	*
Julianne M. Bowler (8)	137,907	*
Philip R. Chapman (9)	208,431	*
Roy D. Crowninshield (10)	185,708	*
Peter F. Gearen (11)	176,468	*
Gregory P. Rainey (12)	137,068	*
Curt M. Selquist (13)	14,634	*
Adrian J. R. Smith (14)	106,958	*
Ned H. Villers (15)	14,634	*
WSHP Biologics Holdings, LLC (16)	11,389,522	16.9
BlackRock Inc. (17)	4,019,000	7.1
Kopp Investment Advisors LLC (18)	3,552,774	6.3
Paradigm Capital Management Inc. (19)	3,430,500	6.1
Dimensional Fund Advisors, LP (20)	2,972,606	5.3
Gagnon Securities LLC (21)	2,870,598	5.1
The Vanguard Group (22)	2,801,630	5.0
All executive officers and directors, including those named as a group (14 persons) (23)	2,985,693	5.1

*	Less than 1%.
(1)	Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission (the “SEC”), which generally attribute beneficial ownership of securities to persons who possess sole or shared voting power and/or investment power with respect to those securities. Shares of common stock issuable pursuant to restricted stock awards and options, to the extent such options are exercisable or convertible within 60 days after September 13, 2013 are treated as outstanding for purposes of computing the percentage of the person holding such securities but are not treated as outstanding for purposes of computing the percentage of any other person.
(2)	Includes currently-exercisable options to purchase 425,759 shares of our common stock and 85,000 shares of unvested restricted stock which will vest as to one third of the underlying shares each year over a three-year period commencing on the first anniversary of the date of grant.
(3)	Includes currently-exercisable options to purchase 156,000 shares of our common stock and 40,000 shares of unvested restricted stock which will vest as to one third of the underlying shares each year over a three-year period commencing on the first anniversary of the date of grant.

(4)	Includes currently-exercisable options to purchase 282,000 shares of our common stock and 40,000 shares of unvested restricted stock which will vest as to one third of the underlying shares each year over a three-year period commencing on the first anniversary of the date of grant.
(5)	Includes currently-exercisable options to purchase 227,000 shares of our common stock and 36,667 shares of unvested restricted stock which will vest as to one third of the underlying shares each year over a three-year period commencing on the first anniversary of the date of grant.
(6)	Includes currently-exercisable options to purchase 282,000 shares of our common stock and 40,000 shares of unvested restricted stock which will vest as to one third of the underlying shares each year over a three-year period commencing on the first anniversary of the date of grant.
(7)	Includes currently-exercisable options to purchase 15,000 shares of our common stock and 20,053 shares of unvested restricted stock which will vest on the first anniversary of the date of grant.
(8)	Includes currently-exercisable options to purchase 85,000 shares of our common stock and 16,043 shares of unvested restricted stock which will vest on the first anniversary of the date of grant.
(9)	Includes currently-exercisable options to purchase 115,000 shares of our common stock and 16,043 shares of unvested restricted stock which will vest on the first anniversary of the date of grant.
(10)	Includes currently-exercisable options to purchase 103,190 shares of our common stock and 16,043 shares of unvested restricted stock which will vest on the first anniversary of the date of grant.
(11)	Includes currently-exercisable options to purchase 115,000 shares of our common stock and 16,043 shares of unvested restricted stock which will vest on the first anniversary of the date of grant.
(12)	Includes currently-exercisable options to purchase 85,000 shares of our common stock and 16,043 shares of unvested restricted stock which will vest on the first anniversary of the date of grant.
(13)	Includes 14,634 shares of unvested restricted stock which will vest on the first anniversary of the date of grant.
(14)	Includes currently-exercisable options to purchase 72,690 shares of our common stock and 16,043 shares of unvested restricted stock which will vest on the first anniversary of the date of grant.
(15)	Includes 14,634 shares of unvested restricted stock which will vest on the first anniversary of the date of grant. Mr. Villers is a limited partner of Water Street Healthcare Management II, L.P. (“Water Street Management”). Pursuant to the limited partnership agreement of Water Street Management, Mr. Villers is required to turn over all director’s fees, including equity grants, received from the Company to Water Street Management. Pursuant to the limited partnership agreement of Water Street Healthcare Partners II, L.P. (the “Water Street Fund”), Water Street Management is required to offset such director’s fees against the management fee paid by the Water Street Fund to Water Street Management. The sole general partner of Water Street Management is Water Street Healthcare Partners, LLC (the “Water Street GP”).
(16)	WSHP Biologics Holdings, LLC is the record owner of 50,000 shares of Series A Preferred, which, subject to the limitations and the designations, rights and preferences of the Series A Preferred described in this proxy statement, including the occurrence of the first vote of the Company’s stockholders with respect to the Series A Preferred Stock Proposal and the approval by the Company’s stockholders of the Series A Preferred Stock Proposal, will be convertible at the current conversion price of $4.39 per share into approximately 11,389,522 shares of Common Stock. Regardless of whether the Series A Preferred Stock Proposal is approved by the Company’s stockholders, the record owner will have the right to convert and vote its shares of Series A Preferred up to the Conversion Cap and Voting Cap (or an amount equal to 11,257,767 shares of Common Stock out of the 11,389,522 shares of Common Stock that would be issuable upon full conversion of the Series A Preferred and eligible for the record owner to vote if the Series A Preferred were not subject to the Conversion Cap and Voting Cap).

The managing member of WSHP Biologics Holdings, LLC is the Water Street Fund, of which the sole general partner is Water Street Management. The sole general partner of Water Street Management is the Water Street GP. Due to their relationship with WSHP Biologics Holdings, LLC, the Water Street Fund, Water Street Management and the Water Street GP may be deemed to have shared voting power with respect to the Series A Preferred beneficially owned by the WSHP Biologics Holdings, LLC, and as a result, the Water Street Fund, Water Street Management and the Water Street GP may be deemed to have shared beneficial ownership of such shares of Series A Preferred. The individuals who serve on the Investment

Committee of the Water Street GP are Timothy Dugan, James Connelly, Ned Villers, Kevin Swan, Robert Womsley, Peter Strothman and Christopher Sweeney.
(17)	This information is based solely on a Schedule 13G/A filed with the SEC on February 8, 2013 by BlackRock, Inc. The reporting person reported sole voting power and sole dispositive power as to all of the shares of common stock. The address of the principal business office for the reporting person is 40 East 52nd Street, New York, NY 10022.
(18)	This information is based solely on a Schedule 13G/A filed with the SEC on January 11, 2013 by Kopp Investment Advisors, LLC, Kopp Holding Company, LLC and LeRoy C. Kopp. Each of the reporting persons reported shared voting power and shared dispositive power with respect to 3,364,836 and 3,172,774 shares of common stock, respectively. LeRoy C. Kopp reported sole voting power and sole dispositive power with respect to 0 and 380,000 shares of common stock, respectively. The address of the principal business office for the reporting persons is 8400 Normandale Lake Boulevard, Suite 1450, Bloomington, Minnesota 55437.
(19)	Information is derived from Schedule 13G, filed with the SEC on February 12, 2013 by Paradigm Capital Management Inc. The reporting person reported sole voting power and sole dispositive power as to all of the shares of common stock. The address of the principal business office for the reporting person is Nine Elk Street, Albany, New York 12207.
(20)	Information is derived from a Schedule 13G, filed with the SEC on February 11, 2013 by Dimensional Fund Advisors, LP. The reporting person reported sole voting power and sole dispositive power with respect to 2,890,720 and 2,972,606 shares of common stock, respectively. The address of the principal business office for the reporting person is Palisades West, Building One, 6300 Bee Cave Road, Austin, TX 78746.
(21)	Information is derived from a Schedule 13G/A, filed with the SEC on February 13, 2013 by Gagnon Securities LLC and Neil Gagnon. Gagnon Securities LLC reported shared voting and dispositive power with respect to 1,946,614 shares of common stock. Neil Gagnon reported sole voting and dispositive power with respect to 1,033,474 shares of common stock and shared voting and dispositive power with respect to 1,837,124 shares of common stock, for aggregate beneficial ownership of 2,870,598 shares of common stock. The address of the principal business office for the reporting persons is 1370 Ave. of the Americas, Suite 2400, New York, NY 10019.
(22)	Information is derived from a Schedule 13G, filed with the SEC on February 13, 2013 by The Vanguard Group. The reporting person reported sole voting power and sole dispositive power with respect to 94,764 and 2,706,866 shares of common stock, respectively. The reporting person reported shared voting power and shared dispositive power with respect to 0 and 94,764 shares of common stock, respectively. The address of the principal business office for the reporting persons is 100 Vanguard Blvd., Malvern, PA 19355.
(23)	Includes options to purchase 1,963,639 shares of our common stock, 241,667 shares of unvested restricted stock which will vest as to one third of the underlying shares each year over a three-year period commencing on the first anniversary of the date of grant and 145,579 shares of unvested restricted stock which will vest in full on the first anniversary of the date of grant.

OTHER MATTERS

Management knows of no other matters which may be presented for consideration at the Special Meeting. However, if any other matters properly come before the meeting, it is the intention of the individuals named in the enclosed proxy to vote in accordance with their judgment.

STOCKHOLDER PROPOSALS FOR THE 2014 ANNUAL MEETING

All stockholder proposals intended to be presented at our Annual Meeting of Stockholders to be held in 2014 must be received by the Corporate Secretary at the address below no later than November 18, 2013 in order to be considered for inclusion in the Board’s proxy statement and form of proxy card relating to the 2014 Annual Meeting. The proposal will also need to comply with the SEC’s regulations under Rule 14a-8 regarding the inclusion of stockholder proposals in Company sponsored proxy materials. Proposals should be addressed to:

Corporate Secretary

RTI Surgical, Inc.

11621 Research Circle

Alachua, Florida 32615

INCORPORATION BY REFERENCE

The Securities and Exchange Commission (the “SEC”) allows us to “incorporate by reference” into this proxy statement documents we file with the SEC. This means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be a part of this proxy statement, and later information that we file with the SEC as specified below will update and supersede that information. Except to the extent that information is deemed furnished and not filed pursuant to securities laws and regulations, we incorporate by reference the following filings:

•	our 2012 Annual Report on Form 10-K, filed with the SEC on February 26, 2013;

•	our Quarterly Reports on Form 10-Q, filed with the SEC on May 3, 2013 and August 7, 2103;

•	our Current Reports on Form 8-K, filed with the SEC on February 7, 2013, February 28, 2013, April 24, 2013, April 25, 2013, June 12, 2013, June 13, 2013, July 19, 2013 and August 6, 2013; and

•	our Current Report on Form 8-K/A filed with the SEC on September 17, 2013, which incorporates historical financial statements of Pioneer Surgical Technology, Inc. and combined pro forma financial statements of the Company and Pioneer Surgical Technology, Inc.

We will provide to each person, including any beneficial owner, to whom a proxy statement is delivered, upon written or oral request and without charge, a copy of the documents referred to above that we have incorporated by reference and the definitive agreements that we have filed as exhibits to various SEC filings, as well as certain agreements that we entered into in connection with the transactions discussed in this proxy statement. You can request copies of such documents and agreements if you call or write us at the following address or telephone number:

Corporate Secretary

RTI Surgical, Inc.

11621 Research Circle

Alachua, Florida 32615

(386) 418-8888

RTI SURGICAL, INC. 11621 RESEARCH CIRCLE ALACHUA, FL 32615	VOTE BY INTERNET - www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY Of FUTURE PROXY MATERIALS

If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

M62627-TBD	KEEP THIS PORTION FOR YOUR RECORDS

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THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.	DETACH AND RETURN THIS PORTION ONLY

RTI SURGICAL, INC

The Board of Directors recommends you vote FOR proposals 1 and 2:		For	Against	Abstain

1.    To approve, under applicable NASDAQ Listing Rules, the issuance of shares of the Company’s common stock upon conversion of the Series A Convertible Preferred Stock in excess of 19.99% of the Company’s common stock outstanding prior to such issuance.

		☐	☐	☐

2.    To approve the adjournment of the special meeting, if necessary, to solicit additional proxies, in the event that there are not sufficient votes at the time of the special meeting to constitute a quorum or to approve the foregoing proposal.

		☐	☐	☐

NOTE: In their discretion, upon such other business as may properly come before the meeting and any and all adjournments or postponements thereof.

For address change/comments, mark here.	☐
(see reverse for instructions)

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Special Meeting:

The Notice and Proxy Statement is available at www.proxyvote.com.

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M62628-TBD

RTI SURGICAL, INC.

SPECIAL MEETING OF STOCKHOLDERS

November 7, 2013 8:00 AM

THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS

The undersigned, a stockholder of RTI Surgical, Inc. (the “Company”), hereby constitutes and appoints Brian K. Hutchison and Thomas F. Rose and each of them, the true and lawful proxies and attorneys-in-fact of the undersigned, with full power of substitution in each of them, to vote all shares of Common Stock of the Company which the undersigned is entitled to vote at the Special Meeting of Stockholders of the Company to be held on Thursday, November 7, 2013, and at any and all adjournments or postponements thereof.

The Board of Directors recommends a vote FOR Proposals 1 and 2.

This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors’ recommendations.

Address change/comments:

(If you noted any Address Changes and/or Comments above, please mark corresponding box on the reverse side.) Continued and to be signed on reverse side